CONSULTING AND NON-COMPETITION AGREEMENT

                                      AND

                          RELEASE AND WAIVER OF CLAIMS

     THIS IS A CONSULTING AND NON-COMPETITION AGREEMENT AND RELEASE AND WAIVER OF CLAIMS (hereinafter referred to as "Agreement") made this 13th day of March, 2000, by and between CDI Corporation (hereinafter referred to as "Company") and Robert J. Mannarino (hereinafter referred to as "Employee") which is entered into in connection with the cessation of Employee's employment with Company as of March 31, 2000.

     1. AS CONSIDERATION for Employee's agreement to render consulting services, his non-competition undertakings and his release and waiver of claims, all as set forth herein, Company hereby agrees to:

          (1) Pay Employee the amount of $2,000 per month for twelve consecutive months beginning with April, 2000 as
               consideration  for  Employee's   undertakings regarding the
               rendering of consulting services set forth herein.

          (2) Pay Employee the amount of $25,000.00 per month for twelve consecutive months beginning with April, 2000 as consideration for Employee's other undertakings set forth herein.

          (3) Maintain Employee's voicemail number (215-636-1111) and e-mail address (bmannarino@cdicorp.com) until Employee has found new employment or until April 1, 2001, whichever occurs earlier.

          (4) Pay for outplacement services for Employee at an outplacement firm of Employee's choosing but subject to Company's final approval, to a maximum for such expenditures of $30,000.

          (5) Waive any prohibition which any recruiter may have which would limit such recruiter's ability to find employment for Employee at certain companies.

          (6) Pay Employee's initial fees for membership in the Young President's Organization up to the amount of $6,500.

Such consideration will be paid to Employee provided that (i) Employee has executed this Agreement, (ii) the seven (7) day revocation period provided in
Section 7, below, has expired and (iii) Employee has not exercised his right of revocation.

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

     2. Employee agrees to render up to nine (9) days of consulting services to the Company or its affiliated companies during the months April, 2000 through March, 2001, with March 31, 2001 being the end of the consulting term. These services will be rendered at the request of the President and CEO of the Company or his designee, at times reasonably convenient to Employee. In addition to rendering these consulting services, Employee also agrees to perform certain actions that may be reasonably necessary in the Company's defense or prosecution of disputes, claims and/or lawsuits that involve matters or events which occurred during Employee's period of employment with the Company. Such actions would include reviewing files and records, attending meetings, giving depositions, attending and testifying at trials and performing similar actions, and may be required during or following the consulting term. Company agrees to provide reasonable notice, and as much notice as is practicable under the circumstances, to Employee before requesting him to perform any such actions. Company further agrees to cooperate with Employee in scheduling all such actions so as not to unduly burden Employee or to unduly interfere with his other activities and
responsibilities.   Company  agrees  to  promptly  reimburse  Employee  for  all out-of-pocket costs (including travel, meal and lodging costs) reasonably incurred by Employee in fulfilling his responsibilities under this paragraph, upon Employee's providing proper documentation of such costs.

     3. IN EXCHANGE for such consideration, Employee hereby, on behalf of himself, his descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, covenants not to make any claim or initiate any lawsuit, and fully and forever releases and discharges Company and its parent, subsidiaries, affiliates, divisions, successors, and assigns, together with its and their past and present directors, officers, agents, attorneys, insurers, employees, stockholders, and representatives, from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which Employee now owns or holds or has at any time heretofore owned or held against said Company, arising out of or in any way connected with Employee's employment relationship with Company, or the cessation of that employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Company committed or omitted prior to the date of this Agreement, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, any state statute which deals with discrimination or any claim for severance pay, bonus, salary, overtime pay, sick leave, holiday pay, vacation pay, stock options or other stock related compensation or programs, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability benefit (other than those items to be paid as "consideration" hereunder and specifically set forth above).

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

          Employee also agrees to fully observe and be bound by the provisions of Sections 8, 9, 10 and 14 of the Employment Agreement between Employee and Company dated as of August 4, 1997 which terminated on December 31, 1999, which provisions are incorporated herein and made a part hereof, except that the provisions of paragraphs 9(b) and 9(c) of the Employment Agreement shall expire on March 31, 2000.

          This Agreement shall not, however, release any rights (i) to those items to be paid as consideration hereunder and specifically set forth above, (ii) to payments to which Employee would otherwise be entitled under any Company insurance, retirement, management stock purchase, restricted stock or 401(k) plan - the benefits under which will be paid in accordance with the terms of such plans, (iii) under Employee's two stock option agreements bearing grant dates of August 4, 1997 and February 24, 1999 which, by their terms, continue in force through the consulting term, or (iv) to payment of salary through the date of cessation of employment set forth above, all PDOs earned and accrued through the date of cessation of employment set forth above and reimbursement of all business expenses incurred by Employee in connection with the Company's business and in accordance with the Company's policy for the reimbursement of such expenses.

     4. IN EXCHANGE for Employee's release of claims and other undertakings herein, Company hereby, on behalf of itself and its shareholders, administrators, successors and assigns, covenants not to make any claim or initiate any lawsuit against Employee based on, and fully and forever releases and discharges Employee from, any and all claims, causes of action or liabilities of whatsoever kind or nature, which are known to the Company's executive management as of the date hereof (or would have been known to such management through the proper exercise of its management function if there has not been a proper exercise of such function) arising out of or in any way connected with Employee's employment relationship with Company, or the cessation of that employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, resulting from any act or omission by Employee committed or omitted prior to the date of this Agreement, except for acts or omissions which would constitute an intentional violation of law and which could reasonably result in damage to the Company.

     5. To the extent provided in the Company's Bylaws, Company will defend and indemnify Employee for, and hold Employee harmless of and from, any and all claims, causes of action or liabilities that may be asserted or assessed against Employee based on any alleged acts or omissions by Employee in connection with or related to his employment with Company.

     6. Employee warrants and agrees that he is responsible for any federal, state, and local taxes which may be owed by him by virtue of the receipt of any
portion of  the  consideration  herein  provided.   Company  will,  however,
make any appropriate withholdings on amounts to be paid hereunder, as required by law.

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


     7. Employee acknowledges that he has been encouraged to seek the advice of an attorney of his choice in regard to this Agreement. Company and Employee represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of their attorneys. Employee hereby understands and acknowledges the significance and consequences of such a Agreement and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

     8. Both Employee and Company have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

     9. Employee acknowledges that he has had at least twenty-one (21) days to consider the terms of this Agreement prior to his signing it. If
Employee has executed  this  Agreement   prior  to  the  end  of  such
twenty-one (21) day consideration period, Employee acknowledges that such decision to waive any portion of the twenty-one day (21) consideration period was done knowingly and voluntarily.

     10. Employee further understands that he may revoke this Agreement within seven (7) days following his signing of the Agreement by giving written notice of such revocation to Company. Such notice must be dated within such seven day time period and must be received promptly thereafter by Company.

     11. This Agreement constitutes the entire agreement concerning the termination of Employee's employment and all other subjects addressed herein. This Agreement supersedes and replaces all prior negotiations. All agreements, proposed or otherwise, whether written or oral, concerning all subject matters covered herein are incorporated into this Agreement. The use of male pronouns herein is done for convenience only and shall be construed to mean and apply to both the male and female genders.

     12. If one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

     13. Employee agrees to maintain the terms of this Agreement as confidential and not to disclose such terms to any party except his immediate family and his legal and financial advisors or except as may be required by court order.

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


     14. Company and Employee have prepared a "positioning statement" regarding Employee's departure. Comments made by the Company regarding Employee following his departure will be generally consistent with this "positioning statement".




_____________________________           __________________________________
           Date                               Robert J. Mannarino



                                        CDI CORPORATION



_____________________________           By:___________________________________
           Date                               Mitch Wienick
                                              President & CEO


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